Exhibit 99.1

                                    PURCHASE


                                    AGREEMENT


                            Dated as of April 7, 2008


                                  by and among


                           NUANCE COMMUNICATIONS, INC.


                                       and


                  the Purchasers identified on Exhibit A hereto


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                                TABLE OF CONTENTS

                                                                            Page
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ARTICLE I          Purchase and Sale of Common Stock...........................1

 Section 1.1       Purchase and Sale of Common Stock...........................1
 Section 1.2       Purchase Price and Closing..................................1
 Section 1.3       Delivery....................................................1
 Section 1.4       Reservation of Warrant Shares...............................2

ARTICLE II         Representations and Warranties..............................2

 Section 2.1       Representations and Warranties of the Company...............2
 Section 2.2       Representations and Warranties of the Purchasers............8

ARTICLE III        Covenants...................................................9

 Section 3.1       Public Disclosure...........................................9
 Section 3.2       Fees and Expenses...........................................9
 Section 3.3       Further Assurances.........................................10
 Section 3.4       Additional Listing Application.............................10
 Section 3.5       Closing of Project Easton..................................10
 Section 3.6       Legal Opinion..............................................10

ARTICLE IV         Conditions.................................................10

 Section 4.1       Conditions Precedent to the Obligations of each Party to
                   Close and Purchase or Sell the Shares......................10
 Section 4.2       Conditions Precedent to the Obligation of the Purchasers
                   to Close and to Purchase the Shares........................11
 Section 4.3       Conditions Precedent to the Obligation of the Company to
                   Close and to Sell the Shares...............................11

ARTICLE V          Certificate Legend.........................................11

 Section 5.1       Legend.....................................................11

ARTICLE VI         Termination................................................12

 Section 6.1       Termination................................................12
 Section 6.2       Effect of Termination......................................12

ARTICLE VII        Miscellaneous..............................................13

 Section 7.1       Governing Law; Jurisdiction................................13
 Section 7.2       Entire Agreement; Amendment................................13
 Section 7.3       Notices, etc...............................................13


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 Section 7.4       Delays or Omissions........................................14
 Section 7.5       Titles; Subtitles..........................................14
 Section 7.6       Successors and Assigns.....................................15
 Section 7.7       No Third Party Beneficiaries...............................15
 Section 7.8       Survival...................................................15
 Section 7.9       Counterparts...............................................15
 Section 7.10      Severability...............................................15
 Section 7.11      SPECIFIC PERFORMANCE.......................................15
 Section 7.12      Consents...................................................15
 Section 7.13      Construction of Agreement..................................15
 Section 7.14      Variations of Pronouns.....................................15


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                               PURCHASE AGREEMENT

     This PURCHASE AGREEMENT (this "Agreement") is entered into as of April 7, 2008, by and among Nuance Communications, Inc., a Delaware corporation (the "Company"), and the purchasers identified on Exhibit A hereto (the "Purchasers"), for the purchase and sale by the Purchasers of shares of the Company's common stock, par value $0.001 per share (the "Common Stock").

     The parties hereto agree as follows:

                                   ARTICLE I

                        Purchase and Sale of Common Stock

     Section 1.1 Purchase and Sale of Common Stock. Upon the following terms and conditions, the Company shall issue and sell to the Purchasers, and the Purchasers shall, severally and not jointly, purchase from the Company: (a) an aggregate of 5,760,369 shares of Common Stock (collectively, the "Shares") in the amounts set forth opposite their respective names on Exhibit A, at a price per Share equal to $17.36 (the "Per Share Purchase Price"), and for an aggregate purchase price of $100,000,005.84 (the "Share Purchase Price"); and (b) warrants (the "Warrants") to purchase an aggregate of 3,700,000 shares of Common Stock (the "Warrant Shares") with an exercise price of $20.00 per share in the amounts set forth opposite their respective names on Exhibit A, and for an aggregate purchase price of $462,500.00 (the "Warrant Purchase Price" and together with the Share Purchase Price, the "Purchase Price"). The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, including Regulation D ("Regulation D"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

     Section 1.2 Purchase Price and Closing. The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers agree, severally and not jointly, to purchase the Shares. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of the Company located at 1 Wayside Road, Burlington, Massachusetts, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, or at such other time and place or on such date as the Purchasers and the Company may agree upon (such date is hereinafter referred to as the "Closing Date"). At the Closing, the entire Purchase Price shall be paid by the Purchasers in cash, by wire transfer of immediately available funds, to an account designated in writing by the Company against the issuance by the Company of the Shares and Warrants.

     Section 1.3 Delivery. At the Closing or as promptly thereafter as is practicable (but in no event more than five (5) Business Days after the Closing Date or two (2) Business Days after the Closing Date in the case of the Warrants), the Company shall deliver to the Purchasers (a) certificates representing the portion of the Shares purchased by such Purchaser (it being


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understood that the Purchasers shall be record holders of the Shares on the
Closing Date), and (b) one or more warrants in substantially the form attached hereto as Exhibit B to acquire an aggregate of 3,700,000 shares of Common Stock. For purposes hereof, the term "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday in which the New York Stock Exchange is closed for trading.

     Section 1.4 Reservation of Warrant Shares. The Company has authorized and has reserved and covenants to continue to reserve a number of its authorized but unissued shares of Common Stock equal to the aggregate number of shares of Common Stock necessary to permit the exercise of the Warrants, so long as the Warrants are outstanding. Any shares of Common Stock issuable upon exercise of the Warrants (and such shares when issued) are herein referred to as the "Warrant Shares". The Shares, the Warrants and the Warrant Shares are sometimes collectively, individually, or in some combination thereof, referred to herein as the "Securities".

                                   ARTICLE II

                         Representations and Warranties

     Section 2.1 Representations and Warranties of the Company. The Purchasers shall be entitled to rely on the representations and warranties made by the Company in connection with that certain Agreement and Plan of Merger ("Agreement and Plan of Merger") to be entered into by the Company in connection with "Project Easton" (a draft of which Agreement and Plan of Merger has been provided to the Purchasers), and each such representation and warranty is incorporated herein by reference and hereby made by the Company as of the date it shall be made pursuant to the Agreement and Plan of Merger, subject only to such exceptions and qualifications to which it is subject pursuant to the terms of the Agreement and Plan of Merger as of the date it is made. The Company shall deliver to the Purchasers a copy of the Agreement and Plan of Merger and such exceptions and qualifications promptly after the execution of the Agreement and Plan of Merger. In addition, the Company hereby represents and warrants to the Purchasers, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to the Purchasers (which such exceptions shall reference the specific section and, if applicable, subsection number of this Section 2.1 to which it applies, and any information disclosed in any such section or subsection shall be deemed to be disclosed only for purposes of such section or subsection, except to the extent it is readily apparent that the disclosure contained in such section or subsection contains enough information regarding the subject matter of other representations and warranties contained in this Section 2.1 so as to clearly qualify or otherwise clearly apply to such other representations and warranties), dated as of the date hereof and certified by a duly authorized officer of the Company (the "Disclosure Letter"), as follows:

          (a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where


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the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change to the Company. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. For purposes of this Agreement, the term "Material Adverse Change" when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Change, that (i) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries or (ii) will or is reasonably likely to materially impede the ability of such entity to timely consummate the transactions contemplated by the Transaction Documents in accordance with the terms thereof and applicable legal requirements.

          (b) Charter Documents. The Company is not in violation of any of the provisions of the Company Charter Documents and each Significant Subsidiary of the Company is not in violation of its respective Subsidiary Charter Documents. For purposes of this Agreement, the term: (i) "Company Charter Documents" shall mean (A) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of the Company, each as amended to date; (ii) "Significant Subsidiary" shall have the meaning provided by Rule 1-02 of Regulation S-X of the Commission; (iii) "Subsidiary Charter Documents" shall mean the certificate of incorporation and bylaws, or like organizational documents of a Subsidiary; and (iv) "Commission" shall mean the Securities and Exchange Commission.

          (c) Subsidiaries. Exhibit 21.1 to the Company's Report on Form 10-K for the period beginning October 1, 2006 and ending September 30, 2007 includes all the Subsidiaries of the Company, other than Viecore, Inc., which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens (except for any Liens created by the Amended and Restated Credit Agreement, dated as of April 5, 2007, by and among the Company and the parties thereto), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except as would not reasonably be expected to have a Material Adverse Change to the Company or a Material Adverse Change to such Subsidiary. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person. For purposes of this Agreement, the term "Lien" shall mean pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever.


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          (d) Capital Stock. The authorized capital stock of the Company consists of: (i) 560,000,000 shares of Common Stock and (ii) 40,000,000 shares of preferred stock, par value $0.001 per share, of which 15,000,000 shares have been designated as Series B Preferred Stock (the "Series B Preferred Stock"). At the close of business on March 31, 2008: (i) 210,445,795 shares of Common Stock were issued and outstanding, excluding shares of Common Stock held by the Company in its treasury, (ii) 3,222,319 shares of Common Stock were issued and held by the Company in its treasury, and (iii) 3,562,238 shares of Series B Preferred Stock were issued and outstanding. No shares of Common Stock are owned or held by any Subsidiary of the Company. Each share of capital stock of the Company which may be issued as contemplated or permitted by the Transaction Documents will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights, free and clear of all Liens.

          (e) Stock Options. As of the close of business on March 31, 2008: (i) not more than 16,261,485 shares of Common Stock are subject to issuance pursuant to outstanding options and 8,318,887 shares of Common Stock are subject to issuance pursuant to vesting of outstanding restricted stock units to purchase Common Stock ("Company Options") under the stock option, stock award, stock appreciation or phantom stock plans of the Company (the "Stock Option Plans"), and (ii) 3,224,008 shares of Common Stock are reserved for future issuance under the Stock Option Plans, of which 355,866 of the 3,224,008 may only be issued as options. As of the same date, 85,898 shares of Common Stock are reserved for future issuance under the Employee Stock Purchase Plans. Included in the issued and outstanding Common Stock of the Company are 1,069,778 shares that are subject to outstanding restricted stock agreements with certain employees of the Company. All shares of the Common Stock subject to issuance under the Company Options, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

          (f) Voting Debt. Except for the Company's 2.75% Senior Convertible Debentures due 2027, no Voting Debt of the Company is issued or outstanding as of the date hereof. For purposes of this Agreement, the term "Voting Debt" shall mean any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company.

          (g) Other Securities. Except as otherwise disclosed in the SEC Reports filed prior to the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of


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capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, the term: (A) "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity; (B) "Contract" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; and (C) "Governmental Entity" shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

          (h) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the Second Amended and Restated Stockholders Agreement in substantially the form attached hereto as Exhibit C (the "Stockholders Agreement"), the Warrants, and the other agreements and documents contemplated hereby and thereby which are executed by the Company or to which the Company is a party (all of the foregoing agreements and documents, including this Agreement, are collectively referred to herein as the "Transaction Documents"). The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate or other proceedings on the part of the Company is necessary to authorize the execution and delivery of the Transaction Documents or to consummate the transactions contemplated thereby, subject only to: (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any foreign antitrust laws, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the rules and regulations of the Nasdaq Global Market (clauses (i) - (ii), the "Necessary Consents"). The Transaction Documents have been, or will be upon the Closing, duly executed and delivered by the Company (other than the Warrants, which will be delivered within two (2) Business Days of the Closing) and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The issuance of the Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and


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nonassessable. The Warrant Shares have been duly authorized by the Company and reserved and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

          (i) Non-Contravention. The execution and delivery of the Transaction Documents by the Company does not, and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby will not: (i) conflict with or violate the Company Charter Documents or any other Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to compliance with the requirements set forth in Section 2.1(h), conflict with or violate any material Legal Requirement applicable to the Company or any of the Company's other Subsidiaries or by which the Company or any of the Company's other Subsidiaries or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material Contract of the Company, or (iv) trigger anti-dilution rights or other rights to acquire additional equity securities of the Company.

          (j) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other person is required to be obtained or made by the Company in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, except for (i) certain of the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

          (k) Commission Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Commission since January 1, 2005. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "SEC Reports." As of their respective dates, the SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (l) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (the "Company Financials"), including each SEC Report filed after the date hereof until the Closing:


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(i) complied as to form in all material respects with applicable securities laws and regulations thereunder, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the Commission on Form 10-Q, 8-K or any successor form under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and
(iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated. The balance sheet of the Company contained in the SEC Reports as of December 31, 2007 is hereinafter referred to as the "Company Balance Sheet."

          (m) No Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financials), which individually or in the aggregate (i) has not been reflected in the Company Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the Company Balance Sheet.

          (n) Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary course of business consistent with past practice and there has not been: (i) any Material Adverse Change to the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock, (iv) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the disposition of any material intellectual property other than licenses, distribution agreements, advertising agreements, sponsorship agreements or merchant program agreements entered into in the ordinary course of business consistent with past practice, (v) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the Commission, (vi) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (vii) any communication from the Nasdaq Global Market with respect to the delisting of the Common Stock, (viii) any cancellation by the Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (ix) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries, or (x) any agreement, whether in writing or otherwise, to take any action described in this section by the Company or any of its Subsidiaries.

          (o) Section 203; Rights Agreement. The Board of Directors of the Company has heretofore taken all necessary action to approve, and has approved, for purposes of Section


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203 of the Delaware General Corporation Law (including any successor statute thereto "Section 203") the Purchasers' becoming, together with their affiliates and associates, an "interested stockholder" within the meaning of Section 203, such that, as of the date hereof and from and after the Closing, Section 203 will not be applicable to any "business combination" within the meaning of
Section 203 that may take place between one or more of the Purchasers and/or their respective affiliates and associates, on the one hand, and the Company, on the other, as a result of the transactions contemplated by this Agreement or otherwise. The Company does not have a rights agreement, poison pill or similar arrangements in place.

     Section 2.2 Representations and Warranties of the Purchasers. Each of the Purchasers hereby makes the following representations and warranties to the Company with respect solely to itself and not with respect to any other
Purchasers:

          (a) Organization and Standing of the Purchasers. If such Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

          (b) Authorization and Power. Such Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Shares being sold to it hereunder, subject only to such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and any foreign antitrust laws. The execution, delivery and performance of the Transaction Documents by such Purchasers and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action, and no further consent or authorization of such Purchasers or its Board of Directors, stockholders, or partners, as the case may be, is required. The Transaction Documents constitute, or shall constitute when executed and delivered, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

          (c) Acquisition for Investment. Such Purchaser is acquiring the Securities solely for its own account and not with a view to or for sale in connection with the distribution thereof. Such Purchaser does not have a present intention to sell any of the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity. Such Purchaser acknowledges that it (i) has such knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of its investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities, and (iii) has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation.

          (d) Restricted Securities. Such Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things,


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the bona fide nature of the investment intent and the accuracy of such
Purchaser's representations as expressed herein. Such Purchaser understands that the Securities are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Securities indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of such Purchaser's control, and which the Company is under no obligation and may not be able to satisfy. Such Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

          (e) No General Solicitation. Such Purchaser acknowledges that the Securities were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

          (f) Equity Owned. Excluding the Shares and Warrants to be issued pursuant to this Agreement, as of the date hereof the Purchasers own of record an aggregate of 31,648,281 shares of the Company's Common Stock, 3,562,238 shares of the Company's Series B Preferred Stock and warrants to acquire an aggregate of 7,066,538 shares of the Company's Common Stock. Except as set forth above, as of the date hereof the Purchasers do not beneficially own (in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended) any other shares of the Company's Common Stock (other than Company Common Stock underlying Company Options issued to William Janeway or Jeffrey Harris that are either currently exercisable or exercisable within 60 days of the date of this Agreement).

          (g) Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.

                                  ARTICLE III

                                    Covenants

     Section 3.1 Public Disclosure. The parties shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by the Transaction Documents other than as may be required in any filing with the Commission or the Company's listing agreement with the Nasdaq Global Market, as advised by counsel to the Company.

     Section 3.2 Fees and Expenses. Following the Closing, the Company shall promptly pay the fees and reasonable out-of-pocket expenses of the Purchasers' advisors and legal counsel incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, including fees and reasonable out-of-pocket expenses relating to any filings under the HSR Act, upon receipt of an invoice for such. The Company shall promptly pay the fees and reasonable out-of-pocket expenses of the Purchasers' advisors and legal counsel incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement in the event the Closing does not occur prior to the date set forth in Section
6.1 upon receipt of an invoice for such; provided, however, that the right to payment of such fees and expenses shall not be available to the Purchasers' or any of them, if the an action or failure to act by a Purchaser has been a principal cause of or resulted in the failure of the Closing to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement.

     Section 3.3 Further Assurances. From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. The Company agrees to use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Transaction Documents, subject to the terms and conditions hereof and thereof, including all actions and things necessary to cause all conditions set forth in Article IV to be satisfied (other than the taking of any action with respect to "Project Easton", which efforts will be governed by the Agreement and Plan of Merger).

     Section 3.4 Additional Listing Application. To the extent required by the rules of the Nasdaq Global Market or the Company's listing agreement with the Nasdaq Global Market, the Company will file a notification form for the listing of additional shares in connection with the transactions contemplated hereby.

     Section 3.5 Closing of Project Easton. Subject to the satisfaction or waiver of the conditions set forth in Article IV, both the Company and the Purchasers shall be obligated to consummate the Closing simultaneously with the closing of the transaction known as "Project Easton".

     Section 3.6 Legal Opinion. At the Closing, the Company shall cause its outside legal counsel to deliver an opinion to the Purchasers in substantially the form attached hereto as Exhibit D.

                                   ARTICLE IV

                                   Conditions

     Section 4.1 Conditions Precedent to the Obligations of each Party to Close and Purchase or Sell the Shares. The respective obligations of any party to this Agreement to proceed with the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, or promulgated by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

          (b) Project Easton. The business combination transaction known to the parties as "Project Easton" shall have closed or shall close simultaneously with the Closing.

          (c) Governmental Approvals. All applicable waiting periods under the HSR Act and under any applicable material foreign or other Antitrust Laws shall have expired or been terminated.

     Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Close and to Purchase the Shares. The obligations of the Purchasers to purchase the Shares from the Company at the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchasers:

          (a) Delivery of Transaction Documents. The other Transaction Documents to which the Company is a party (other than the Warrants, which will be delivered within two (2) Business Days of the Closing Date) shall have been duly executed and delivered by the Company to the Purchasers.

     Section 4.3 Conditions Precedent to the Obligation of the Company to Close and to Sell the Shares. The obligation of the Company to sell the Shares to the Purchasers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Delivery of Transaction Documents. The other Transaction Documents to which the Purchasers are party shall have been duly executed and delivered by the Purchasers to the Company.

                                   ARTICLE V

                               Certificate Legend

     Section 5.1 Legend.

          (a) Each certificate representing the Shares and the Warrant Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky" laws) until such legend may be removed as provided in subsection (b) below:

          "THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF APPLICABLE, STATE SECURITIES LAWS. THESE SHARES OF COMMON STOCK MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO

          THE SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NUANCE COMMUNICATIONS, INC. THAT SUCH
          REGISTRATION IS NOT REQUIRED."

          (b) The Company agrees to reissue certificates representing any of the Shares or Warrant Shares, without the legend set forth above, if at such time, prior to making any transfer of any such Securities, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request; provided that such legends shall not be removed and such proposed transfer will not be effected until: (i) such shares of Common Stock are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel acceptable to the Company to the effect that a public sale, assignment or transfer of the shares of Common Stock may be made without registration under the Securities Act and applicable state securities or "blue sky" laws. In the case of any proposed transfer under this Section 5.1, the Company shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified or to take any action that would subject it to tax or to general service of process in any state where it is not then subject. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

                                   ARTICLE VI

                                   Termination

     Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by (a) the mutual written consent of the Company and the Purchasers, (b) any party if the Agreement and Plan of Merger relating to "Project Easton" is terminated in accordance with its terms, (c) any party if the Closing Date has not occurred by October 8, 2008 (the "End Date"), or (d) any party if the Agreement and Plan of Merger relating to "Project Easton" is not signed by the parties thereto by 11:59 p.m. New York City time on April 8, 2008; provided that the End Date shall be extended if the Agreement and Plan of Merger relating to "Project Easton" has not been terminated in accordance with its terms and until such termination, provided further, however, that the right to terminate pursuant to this Section 6.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement.

     Section 6.2 Effect of Termination. In the event of a termination by the Company or the Purchasers, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by any party. If this Agreement is terminated as provided in Section 6.1 herein, this Agreement shall become void and of no further force or effect, except for Section 3.2, this Section 6.2 and Article VII herein, which shall survive the termination of this Agreement. Nothing in this Section 6.2 shall be deemed to release the Company or any Purchaser from any liability for any breach of this Agreement, or to impair the rights of the Company or such Purchaser to compel specific performance by the other of its obligations under this Agreement.

                                  ARTICLE VII

                                  Miscellaneous

     Section 7.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 7.1 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

     Section 7.2 Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof, including but not limited to the Prior Agreement, are superseded by this Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against who enforcement of any such amendment, change, waiver, discharge or termination is sought.

     Section 7.3 Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

          (a) If to the Purchasers, to:

              Warburg Pincus Private Equity VIII, L.P.
              Warburg Pincus Netherlands Private Equity VIII, C.V. I WP-WPVIII Investors, L.P.
              c/o Warburg Pincus LLC
              466 Lexington Avenue
              New York, NY 10017
              Attention:  Jeffrey A. Harris
              Fax No.:  212-878-6139

              with a copy to:

              Willkie Farr & Gallagher LLP
              787 Seventh Avenue
              New York, NY 10019
              Attention: Steven J. Gartner, Esq.
              Fax No.:  212-728-9222

          (b) If to the Company, to:

              Nuance Communications, Inc.
              1 Wayside Road
              Burlington, MA 01803
              Attention:  Chief Executive Officer
                          General Counsel
                   Phone: 781-565-5000
                   Fax No.: 781-565-5001
              with a copy to:

              Wilson Sonsini Goodrich & Rosati
              650 Page Mill Road
              Palo Alto, CA 94304
              Attention:  Katharine A. Martin, Esq.
              Fax No.:  650-493-6811

              Wilson Sonsini Goodrich & Rosati
              1700 K Street, NW
              Fifth Floor
              Washington, DC 20006
              Attention:  Robert D. Sanchez, Esq.
              Fax No.:  202-973-8899

     Section 7.4 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

     Section 7.5 Titles; Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

     Section 7.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     Section 7.7 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     Section 7.8 Survival. The representations and warranties of the Company and the Purchasers contained herein shall not survive the Closing.

     Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     Section 7.10 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 7.11 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

     Section 7.12 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

     Section 7.13 Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof.

     Section 7.14 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

     [Remainder of page intentionally left blank. Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                        NUANCE COMMUNICATIONS, INC.



                                        By:  /s/ Paul A. Ricci
                                             -----------------------------------
                                             Name:   Paul A. Ricci
                                             Title:  Chairman & CEO

                                        WARBURG PINCUS PRIVATE EQUITY
                                           VIII, L.P.

                                        By:  Warburg Pincus Partners LLC,
                                             its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                        By:  /s/ Jeffrey A. Harris
                                             -----------------------------------
                                             Name:   Jeffrey A. Harris
                                             Title:  Partner

                                        WARBURG PINCUS NETHERLANDS
                                        PRIVATE EQUITY VIII, C.V. I

                                        By:  Warburg Pincus Partners LLC,
                                             its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                        By:  /s/ Jeffrey A. Harris
                                             -----------------------------------
                                             Name:   Jeffrey A. Harris
                                             Title:  Partner

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                        WP-WPVIII Investors, L.P.

                                        By:  Warburg Pincus Partners LLC,
                                             its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                        By:  /s/ Jeffrey A. Harris
                                             -----------------------------------
                                             Name:   Jeffrey A. Harris
                                             Title:  Partner

                                                              EXHIBIT A

                                                       SCHEDULE OF PURCHASERS

--------------------------------------------------------- -------------------- ---------------------- -------------- --------------
                                                               Shares of             Aggregate                          Aggregate
                                                                Common            Purchase Price          Warrant       Purchase
                                                                 Stock              for Common            Shares        Price for
Name                                                           Purchased               Stock             Acquired       Warrants
----                                                           ---------               -----             --------       --------
--------------------------------------------------------- -------------------- ---------------------- -------------- --------------
Warburg Pincus Private Equity VIII, L.P.                            5,582,374  $    96,910,012.64          3,585,670   $448,208.75
--------------------------------------------------------- -------------------- ---------------------- -------------- --------------

Warburg Pincus Netherlands Private Equity VIII, C.V. I                161,809  $     2,809,004.24            103,933    $12,991.63
--------------------------------------------------------- -------------------- ---------------------- -------------- --------------
WP-WPVIII Investors, L.P.                                              16,186  $       280,988.96             10,397     $1,299.62
                                                          -------------------- ---------------------- -------------- --------------
--------------------------------------------------------- -------------------- ---------------------- -------------- --------------

                           Total:                                   5,760,369  $   100,000,005.84          3,700,000   $462,500.00
                                                          -------------------- ---------------------- -------------- --------------
--------------------------------------------------------- -------------------- ---------------------- -------------- --------------